JOINT VENTURE AGREEMENT

This Joint Venture Agreement ("The Agreement") is entered into on this day 3rd day of April 2006 by and between:

Wiser of PO Box 5254, Ras Al Khaimah, an entity governed pursuant to the laws of United Arab Emirates (hereinafter referred to as "**Wiser**"), represented by H.H. Sheikh Jassem Bin Humaid Al Qassimi.

And

Axial Vector Engine Corporation of One World Trade Center,121 SW Salmon Street, Suite 1100, Portland Oregon, USA, an entity governed pursuant to the laws of Nevada, USA, (hereinafter referred to as ("**AVEC**").

In this Agreement each party shall be referred to as "Party" and, collectively, as the "Parties".

RECITAL

The Parties to this agreement desire to form, and establish under the laws of the UAE, a limited liability company with the name **Wiser AVEC Power Corporation** or such other name as shall be acceptable to the Parties. The initial purpose of which shall be the sale of Axial Vector™ engines, Axial Flux Gen Sets and the distribution and/or operation and service of power generation systems in the United Arab Emirates, the countries of the GCC and other countries as may be agreed upon between Wiser and AVEC.

AGREEMENT

NOW, THEREFORE, for due and valid consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties mutually agree as follows:

SECTION 1 – Formation of Limited Liability Wiser AVEC Power Corporation

Name and Head Office

1.1 The Parties shall use their best endeavors to cause to be established a UAE limited liability company in Emirates of Ras Al Khaimah with the name **Wiser AVEC Power Corporation** or such, other name as shall be acceptable to the Parties and the relevant authorities of UAE

1.2 The Head Office of the **Wiser AVEC Power Corporation** shall be in Ras Al Khaimah and with the approval of the **Shareholders**, the **Wiser AVEC Power Corporation** may establish branch offices in any other place within the UAE or elsewhere.

1.3. **Objectives of the Wiser AVEC Power Corporation**

The purpose of the **Wiser AVEC Power Corporation** shall be to carry on the business of sales, distribution and service of the **Axial Vector™** engines, Gen Sets the distribution and/or operation and service of power generation systems and related applications, as further set forth in **Schedule 4**, incorporated herein as a substantive covenant to this agreement; and to conduct such other activates (i) as may be necessary to fulfill the **Wiser AVEC Power Corporation**'s legal and contractual obligations from time to time and (ii) as may be identified in the course of the **Wiser AVEC Power Corporation**'s development.

The Parties agree that, subject to all applicable laws approvals and regulations and to the articles and commercial registration of the **Wiser AVEC Power Corporation**, the **Wiser AVEC Power Corporation** may, upon a resolution of the **Board**, extend the scope of the **Wiser AVEC Power Corporation**'s objectives.

The Parties agree that the Articles shall be in the form attached at **Schedule 1**, with such amendments as shall from time to time be approved by the **Shareholders**.

1.4 **Duration of the Wiser AVEC Power Corporation**

Strictly subject to **Section 9**, the **Wiser AVEC Power Corporation** shall be established for an initial term of 15 years and, subject to a resolution of the **Shareholders**, the term of the **Wiser AVEC Power Corporation** may be expended or shortened for a period time commensurate with the term stated such resolution, in any event, the **Shareholders** shall alter the term of the **Wiser AVEC Power Corporation** by any period by which any contract between the **Wiser AVEC Power Corporation** and any third party is still valid and existing .

1.5 **Expenses**

(a) The Parties shall bear their own legal and other expenses incurred in connection with the negotiation and execution of this agreement.

(b) All costs and expenses incurred after execution of this Agreement, and in connection with the formation, registration and operation of the **Wiser AVEC Power Corporation** shall be the responsibility of the **Wiser AVEC Power Corporation** and should be advanced by **Wiser**, to be repaid out of profits.

SECTION 2- Financing of the Wiser AVEC Power Corporation

2.1 **Stated Capital**

(a) The initial stated capital of the **Wiser AVEC Power Corporation** shall be 150,000.00 **UAE** Dirhams divided into 100 indivisible shares of equal value, the value of each share being equal to 1500 **UAE** Dirhams. The Parties shall fund the initial stated capital through the transfer of cash money.

(b) The **Wiser AVEC Power Corporation** reserves the right, by mutual decision of the **Shareholders**, to increase the stated capital of the **Wiser AVEC Power Corporation** by issuance of additional shares in the **Wiser AVEC Power Corporation**.

2.2 **Issued Share Capital**

(a) The initial stated capital will be subscribed for by the **Shareholders** on the following basis:

Shareholder	Ownership Percentage	Cash contribution (UAE Dirhams)	Number of shares
WISER	51%	76,500	51
AVEC	49%	73,500	49

(b) The **Wiser AVEC Power Corporation** in formation shall establish at a bank doing business in **Ras Al Khaimah** a capital account into which the **Shareholders shall** deposit their initial capital contribution in cash money. Neither **Shareholder** shall receive interest on such capital contribution. The funds will be available to the **Wiser AVEC Power Corporation** upon satisfaction of the **Wiser AVEC Power Corporation** 'obligations as set out in Article 222 of the Companies Law.

(c) Notwithstanding paragraph (a) above, the **Board** may, by an appropriate resolution, issue cash calls to **WISER** should certain capital deficiencies or cash shortfalls occur in the **Wiser AVEC Power Corporation**'s reserve accounts. The additional funding or cash contributions of **Shareholders** shall be funded solely by **Wiser**.

(d) Notwithstanding paragraph (a) above the **Board** may, by an appropriate resolution, issue an initial request to the **Shareholders** to advance a loan to the **Wiser AVEC Power Corporation**, each such loan to be on identical terms and in proportion to the number of shares being subscribed to by each **Shareholder** or any other mutually accepted method.

(e) The Parties shall advance to the **Wiser AVEC Power Corporation** their respective loans as set forth above at such time or times as required by the **Wiser AVEC Power Corporation** and mutually agreed by the Parties. The initial loans shall be repaid in accordance with the terms of the relevant loan documentation between the **Wiser AVEC Power Corporation** and the relevant **Shareholder**.

2.3 **Distribution Of Profits**

The **Wiser AVEC Power Corporation's** profit, subject to the appropriate reserve retention, shall be distributed in accordance with a proposal set out by the **Board** in a resolution and confirmed by the **Shareholders** such distributions shall be made at least once a year (unless all **Shareholders** otherwise agree) such distributions shall be made on the basis of 51% to **WISER** and 49% to **AVEC**. The **Wiser AVEC Power Corporation** shall only distribute profits to the **Shareholders** if, at the time of such distribution: (a) all the contributions of the **Shareholders** to the stated capital and statutory reserve fund have been paid in full, including any cash calls issued by the **Board** to the **Shareholders**; or (b) payment of dividends will not reduce the Net Value of the **Wiser AVEC Power Corporation** to an amount less than the sum of the stated capital and statutory reserve fund. Notwithstanding the foregoing the distribution of profits shall remain subject to the requirement for the **Wiser AVEC Power Corporation** to maintain a statuary reserve fund in the amount to be established by the **Shareholders**, provided that such amount is not less than ten percent (10%) of the **Wiser AVEC Power Corporation's** net profits or as otherwise required under the **Wiser AVEC Power Corporation's** Articles or the laws of **Ras Al Khaimah** and the **UAE**.

2.4 **Annual Budget**

The **General Manager** shall prepare an annual budget for the **Wiser AVEC Power Corporation** for the coming year and projection for the four years following the coming year. The budget and projection shall together cover a five year period, and shall include a project budget for each contract signed by the **Wiser AVEC Power Corporation** covering the duration of such contract. The annual budget shall include (without limitation) a forecast of the **Wiser AVEC Power Corporation's** activities, its performance, its financial position and its proposed distribution of profits. The budget shall be completed by the date three months prior to the start of the **Wiser AVEC Power Corporation** financial year. The budget shall be submitted to the **Board** for approval, where a 67% majority vote is required for approval.

SECTION 4- Transfer of Shares

3.1 <u>**Transfer of shares**</u>

(a) For the purposes of this Section 4, " Transfer" shall mean in respect of any share of **Wiser AVEC Power Corporation** the sale, assignment transfer, pledge or other disposition whatsoever of such share or any interest in such share or the encumbrance or granting of any right or interest in or in respect of such shares.

(b) Neither **Shareholder** may transfer any shares of the **Wiser AVEC Power Corporation** except as provided and subject to the pre-conditions below, any transfer or purported transfer of any share in breach or the following provisions shall be deemed to be void and null and the **Board** shall refuse to issue a resolution approving any such registration of transfer in the **Wiser AVEC Power Corporation**'s register of shares.

(c) It shall be a pre-condition of any transfer of shares that the selling **Shareholder** (as defined below) caused any third party offer (as defined below) purchasing the shares to become a party to this Agreement and to observe and fulfill at all times the obligations, duties and responsibilities of the selling **Shareholder** under this Agreement.

3.2 <u>**Transfers to Third Parties**</u>

(a) If either **Shareholder** (a "Selling **Shareholder**") transfer all, or a portion of its shares (the "Offered Shares") to a third party (the "Third Party Offeror"), the selling **Shareholder** must promptly give writing notice to the other **Shareholder** (or its nominee "the Non Selling **Shareholder**") with details of the offer, including the identity and jurisdiction of incorporation of the third party offeror and the offer price made by such third party offeror. The Non-Selling **Shareholder** shall have the right to purchase from the selling **Shareholder** (the "right of First Refusal"), and the selling **Shareholder** shall have the obligation to sell to the Non-Selling **Shareholder**, the offered shares in accordance with this clause 3.2. The Non-Selling **Shareholder** shall have the right to purchase the Offered Shares at the value in UAE Dirhams equal either to the price agreed to between the Selling **Shareholder** and such Third Party Offeror or (if the Non- selling **Shareholder** invokes Clause 3.2 (c) to the price calculated by the Appraiser, or at any other price agreed between the Non-Selling and the Selling Shareholder. A **Shareholder** may only give written notice of its desire to transfer all or portion its shareholding to one Third Party Offeror at a time.

(b) if the Non-Selling **Shareholder** chooses to exercise its Right of First Refusal, then the Non-Selling **Shareholder** shall, within 30 days of receipt from the selling **Shareholder** of the above notice, give written notice to the selling **Shareholder**, indicating that it will exercise its right of First Refusal to purchase the offered shares. If the Non-Selling **Shareholder** gives written Notice that it dose not wish to acquire the

offered shares or does not give any notice within the required 30 day period, then the selling **Shareholder** may, subject to all applicable laws and regulations, transfer the Offered Shares to the Third Parity Offeror, provided, however, that the **Wiser AVEC Power Corporation** will recognize and give effect to such transfer only if the price set forth in the notice delivered to the Non-Selling **Shareholder** under paragraph (a) above and the terms, other than price of such sale to the Third Party Offeror shall be the same as set forth in such notice.

(c) if the Non-Selling **Shareholder** gives written notice that it wishes to exercise its Right of First Refusal under Clause 3.2 (a) but objects to purchasing the Offered Shares at the offer price made by the Third party Offeror and wishes to invoke this clause 3.2 (c), then the calculation of the purchase price shall be made by an independent accounting firm, independent investment banking firm or other qualified appraiser (the "Appraiser"), to be appointed as the result of both Parties electing their own appraisers whom together shall elect an independent appraiser who intern shall conduct the binding appraisal. The Appraiser's calculation of the purchase price of the shares shall be based upon the purchase price of the **Wiser AVEC Power Corporation**, as such definition is set forth in this Agreement. The Appraiser's determination of the purchase price shall be the appraisal (the "Appraisal"). If an appraisal is conducted the **Wiser AVEC Power Corporation** shall use reasonable efforts to procure such Appraisal within thirty (30) days of receipt of the challenge that triggers such Appraisal.

Upon conclusion of the Appraisal the Non-Selling **Shareholder** shall have the right to purchase from the Selling **Shareholder** and the Selling **Shareholder** shall sell and the transfer to the Non-Selling **Shareholder**, the offered shares according to all applicable laws and regulations. Alternatively, if the Non-Selling **Shareholder** decides not to buy the Offered Shares, he shall notify the Selling **Shareholder** with 15 days of the date of the Appraisal. Subject to such notification, the Selling **Shareholder** and the Non-Selling **Shareholder** shall have 30 days from, the date of the Appraisal to agree on price, if such agreement cannot be reached the Refusal shall lapse and the Selling **Shareholder** may, subject to all applicable laws and regulations, transfer the offered Shares to the Third Party Offeror, provided, however, that the **Wiser AVEC Power Corporation** will recognize and give effect to such transfer only if the price set forth in the notice delivered to the Non-Selling **Shareholder** under paragraph (a) above and the terms, other than price of such sale to the Third Party Offeror shall be the same as set forth in such notice.

If the Non-Selling **Shareholder** proceeds with the purchase based upon an Appraisal, all fees and expenses related to the Appraisal, including without limitation the fees charged by the Appraiser, shall be paid by the Non-Selling **Shareholder**. If the Non-Selling **Shareholder** does not proceed with the purchase based upon an Appraisal even thought the Appraisal figure was lower than or up to (and including) 10% more than the offer price made by the Third Party Offeror, all fees and expenses related to the Appraisal, including

without limitations the fees charged by the Appraiser, shall be paid by the **Selling Shareholder.**

3.3 **Restriction**

Notwithstanding the provisions of Clause 3.2 above, within the first three (3) years of the existence of the **Wiser AVEC Power Corporation**, neither **Shareholder** shall be entitled to dispose of its shares in the **Wiser AVEC Power Corporation.**

SECTION 4 - Management of the Wiser AVEC Power Corporation

4.1 **The Board of Directors**

(a) The **Wiser AVEC Power Corporation** shall be managed by a **Board of Directors** of the **Wiser AVEC Power Corporation** consisting of 3 **Directors**, 2 of whom shall be designated by **WISER** and 1 of whom shall be designated by **AVEC**. One of the **Directors** designated by **WISER** shall be the **Chairman** of the **Board**.

(b) Approval of Board motions and resolutions shall require a minimum of 67% of the three voting Board Members. Other Board Directors may be appointed, but shall be non-voting appointments.

(c) **WISER** shall, in consultation with **AVEC**, nominate a Chief Executive Officer (the "*General Manager*") who shall be one of the non-voting **Directors designated** by **WISER** . The **Board** shall appoint such nominee as the **General Manger** of the **Wiser AVEC Power Corporation** by resolution. The **General Manger** shall have the necessary authority and power and shall be issued a Power of Attorney by the Board of Directors of **Wiser AVEC Power Corporation** evidencing such authority and powers. The **General Manger** shall attend **Board** meetings, in his capacity as a **Director.** The **General Manger** shall be listed on the **Wiser AVEC Power Corporation**'s commercial registration certificate as an authorized representative of the **Wiser AVEC Power Corporation.** The **Board** shall have the authority over the hiring and firing of the General Manger, and the renewal of his term, which authority it may exercise through a resolution and a duly convened meeting of the **Board.**

(d) **AVEC** shall, in consultation with **WISER** nominate a Chief Financial Manager (the "Finance Manager") who shall be one of the non-voting **Directors** designated by **AVEC.** The **Board** shall appoint such nominee as the Finance Manager of the **Wiser AVEC Power Corporation** by resolution of the **Board**. The Finance Manager shall have the authority and powers given to him by resolution of the **Board** and shall attend and may vote at all **Board** meeting, in his capacity as **Director.** The **Board** shall have the authority over the hiring and firing of the Finance Manager and the renewal of his term, which authority it may exercise through a resolution and a duly convened meeting of the **Board.**

(e) Each **Shareholder** shall be entitled to dismiss or to replace those **Directors**, except the **General Manger** and the Finance Manager, appointed by it to the **Board** by giving written notice to such effect to the other **Shareholder**. Each member of the Board, except the **General Manger** and the **Finance** Manager, shall continue in his position until his replacement or his reappointment by the **Shareholder** that appointed him.

(f) The **Board** shall meet at least four times each year and more frequently if requested by any member of the **Board**. Meetings of the **Board** shall, in the absence of agreement to the contrary, be held at the head office of the **Wiser AVEC Power Corporation** on at least 21 days notice to be given to each member and to the **General Manger and the Finance Manager** by the **Chairman**. Notices of **Board** meeting may be sent by express mail, e-mail or fax so as to arrive at least 21 days prior to the **date** set for meeting. A quorum shall consist of 2 voting **Directors** or their proxy, provided that one **Director** is an appointee of **WISER** and one **Director** is an appointee of **AVEC**, such a quorum shall be required in order for any decision of the **Board** to be valid and binding. Meetings may be held by teleconference and the **Board** may also act without holding a meeting by written resolution. Approval of resolutions or motions requires a minimum of 67% majority of Board Directors.

(g) The **Chairman** or his proxy shall preside at each meeting of the **Board** and shall determine the **agenda** for that meeting (at least 7 seven days prior to the meeting), in consultation with the **General Manger** prior to the meeting. Individual members of the Board may also place on the agenda matters related to the **Wiser AVEC Power Corporation** for consideration. The AVEC Board Director, as one of the three voting Board Directors shall also be granted the right to add items to the agenda prepared by the Chairman. Only matters placed on the agenda at least 7 (seven) days prior to the meeting shall be dealt with.

(h) Provided that a quorum is present, resolutions and decisions of the **Board** shall be adopted by the 67% majority of votes of the three voting members present or their proxy.

4.2 <u>**Powers and Authority of the Board of Directors**</u>

The **Board shall** have the authority to approve all matters by resolution and take all such actions in connection with the management of the **Wiser AVEC Power Corporation's** business and affairs as are not expressly reserved to the **Shareholders** in this Agreement (or which do not require the prior written approval of the **Shareholders**). The matters on which the **Board** may resolve include, without limitation, those **matters** set out in **Schedule** 2 Part B.

All **budgetary** matters requiring **Board** approval, any changes to the articls of association, and modification to the terms of this agreement shall require unanimous approval of the voting **Board of Directors**.

4.3 **Powers and Authority of the Chairman of the Board of Directors**

The **Chairman of the Board** shall be responsible for:

(a) Maintain a register of the shares of the **Wiser AVEC Power Corporation** in accordance with Article 228 of the Companies Law;

(b) Calling all **Board** meeting and preparing an agenda for such meetings;

(c) Chairing all **Board** meeting and keeping a written record of all resolutions, circulating these by a way of minutes after the meeting;

(d) Chairing all General and Extraordinary **Shareholders** meeting and keeping a written record of all resolutions, circulating these by way of minutes after the meeting in accordance with article 251 of the Companies Law;

(e) Representing the **Wiser AVEC Power Corporation** vis-à-vis Parties and before all courts and ministerial bodies, notary publics, arbitration committees and other governmental and non-governmental agencies and departments. The **Chairman** shall further have the powers to defend the **Wiser AVEC Power Corporation** in court and after appropriate notice to, and approval by the **Board**, to accept or reject settlements and to appoint arbitrators.

The **Chairman** may delegate this authority stated in paragraphs (a) through (e) to his proxy.

4.4 **Powers and Authority of the Shareholders**

(a) The supreme governing body of the **Wiser AVEC Power Corporation** is the **Shareholders**' meeting (the "**General Assembly**"). It has exclusive authority to make decisions regarding those matters listed, without limitation, in **Schedule 2 Part A**, and the **Shareholders** shall perform all acts which are required by applicable law.

(b) The **General Assembly** shall be convened at the invitation of the **Board** at least once a year on the date and at the place to be determined by the **Board** during the four months following the end of the financial year. Invitations to attend the **General Assembly** shall be given by the **Board** and the **Board** must call a **General Assembly** if so required by a number of **Shareholders** holding not less than one quarter of the issued share capital.

Invitations to attend the **General Assembly** shall be sent by registered letter with acknowledgement of receipt addressed to each **Shareholder** at least twenty days before the date of the meeting. The invitations must include the particulars of the agenda and the place date and time of the meeting.

Every **Shareholder** shall have the right to attend a **General Assembly** irrespective of the number of shares he owns. A **Shareholder** may be represented by a proxy or another **Shareholder** (other than a **Director**) at the **General Assembly**.

(c) The agenda for annual **General Assembly** must include the following

- review of the report of the **Board** on the **Wiser AVEC Power Corporation**'s activities and financial position during the year and the auditor's report;
- discussion and adoption of the balance sheet and profit and loss accounts;
- determination of the share in the profits to be distributed among the **Shareholders**;
- appointment of the **Board** members and determination of the remuneration;
- appointment of Auditing Firm for the coming year
- any other matter within its competence in accordance with the provisions of the companies Law, the Articles or this Agreement.

The **General Assembly** may not deliberate matters not included in the agenda unless serious issues are disclosed at the meeting which require discussion. Should any one of the **Shareholders** request the inclusion of a specific matter on the agenda, the **Board** must do so, but if they fail to do so, the **Shareholder** shall have the right to appeal to the **General Assembly**.

Every **Shareholder** shall have the right to discuss matters included in the agenda and the **Board** is obliged to reply to any **Shareholder**'s question provided it is not detrimental to the **Wiser AVEC Power Corporation's** interest. Should one of the **Shareholders** consider the reply of the **Board** to be insufficient, he may appeal to the **General Assembly**, whose resolutions shall be binding.

(d) Resolutions of the **General Assembly** shall not be valid unless adopted by a number of **Shareholders** representing at least 67% of the capital of the **Wiser AVEC Power Corporation**. If such majority is not achieved during the first meeting, a second meeting shall be convened within twenty-one (21) days following the first meeting, resolutions at this meeting shall be adopted by a number of **Shareholders** representing at least 67% of the shares of the **Wiser AVEC Power Corporation**. If such majority is not achieved during the second meeting a third meeting shall be convened within twenty-one (21) days following the second meeting.

Resolutions at the third meeting shall be adopted by the majority of the votes of the present **Shareholders**.

(e) A resolution in writing signed by all **Shareholders** or their authorized representatives shall be as valid and effective as if it has been passed by the **Shareholders** at a meeting of the **General Assembly**.

The **Board** may not participate in voting on resolutions relating to the discharge of their responsibility for the management.

(f) Minutes adequately summarizing the discussions of the **General Assembly** should be prepared within 30 days following the meeting. The minutes are to be circulated to all members of the Board, to be approved at the following Board Meeting. The minutes and the resolutions of the **General Assembly** should be recorded in a special register kept at the **Wiser AVEC Power Corporation's** head office. Any of the **Shareholders** may review the register personally or through an attorney, they may also review the **Wiser AVEC Power Corporation's** balance sheet, profit and loss accounts and annual report.

(g) Without prejudice to the right of third Parties acting in good faith, a resolution adopted at a **General Assembly** in violation of the provisions of the Commercial Companies Law or the Articles or this Agreement benefiting certain **Shareholders** or causing damage to other **Shareholders** without due consideration to the interests of the **Wiser AVEC Power Corporation**, shall be void. In this event, only the **Shareholders** who had objected to the adoption of the said resolution or those who were unable to object thereto for acceptable reasons, may request the nullification of the resolution. A nullified resolution shall be considered as void for all **Shareholders**.

4.5 **Wiser AVEC Power Corporation Records**

(a) During the term of this Agreement, any **Shareholders** in the **Wiser AVEC Power Corporation** shall be afford access, at its sole expense, during normal business hours to the books, records and files of the **Wiser AVEC Power Corporation** as may be available from time to time and which are reasonably required for purposes related to that **Shareholder's** interests or obligations under this Agreement, for the purposes of this Clause, "books, records and files" shall include audited profit and loss statements, balance sheets and other financial and tax records of the **Wiser AVEC Power Corporation**.

(b) The **Legal Council** shall ensure that all **Wiser AVEC Power Corporation** records be maintained and secured at all times, and that where appropriate or required by the **Board**, that books, records and files be translated into both the Arabic and English languages.

SECTION 5 – Relationship between the Parties

5.1 General

b) The Parties shall at all times act in good faith in the pursuit of their duties, obligations and rights under this Agreement, in particular, the Parties shall take all steps that are necessary and appropriate to ensure that:

i) All officers of the **Wiser AVEC Power Corporation** and **Board** are appointed promptly (within one month) and in accordance with the Articles and this Agreement; and

ii) The members of the **Board** appointed by each **Shareholders** exercise in good faith their powers to vote in favor, or in opposition to any proposal before the **Board** for decision and that **Board** members do not disrupt the efficient running of the **Wiser AVEC Power Corporation** in bad faith.

b) This Agreement shall not in any way authorize or empower any Party to bind any other Party, in such Party's individual capacity, contractually or otherwise to make commitments, representations or warranties on behalf of any other party, except as specifically set forth herein. No Party may sign any document, perform any act, and make any commitment, undertaking, warranty or representation on behalf of the other party without the express prior written consent of any other party except as specifically set forth herein. Nothing contained in this Agreement shall confer any obligation upon any Party to participate with any other party in any other contract, project or business opportunity.

b) The interests of the Shareholders in and to any earnings available for distribution, assets and property acquired by the **Wiser AVEC Power Corporation** and in and to all funding contributions required, and all moneys received and losses incurred in the operations of the **Wiser AVEC Power Corporation**, shall be in proportion to each Shareholder's interest in the **Wiser AVEC** Power Corporation unless otherwise provided herein.

5.2 Articles

The Parties shall cause the **Wiser AVEC Power Corporation** to enter into the Articles after the execution of this Agreement and such Articles shall constitute an agreement between the Parties. In an event of conflict between the Articles and this Agreement, this Agreement shall take Precedence. If a government decision or arbitral award or court decision is made under the Articles, which is in conflict with the provisions of this Agreement, the Parties shall not be bound by such decision or award until the same matter shall have been agreed or decided upon in accordance with this Agreement.

5.3 <u>Compliance with Applicable Laws</u>

Each Party for itself and it's Affiliates and its and their **Directors**, officers, agents employees and other persons authorized to act on its or their behalf (herein referred to individually as a "Related Person" and collectively as "Related Persons") agrees that the business of the **Wiser AVEC Power Corporation** shall be conducted in conformity with all applicable laws statuaries, regulations decrees, rules, policies and orders of the Territory. Each Party agree that the business of the **Wiser AVEC Power Corporation** and the **Wiser AVEC Power Corporation** shall be conducted in a manner that will not cause the **Wiser AVEC Power Corporation** or any of the Parties to lose any rights, benefits or privileges afforded by or to be liable to any penalties imposed by any government.

5.4 <u>Liabilities</u>

Except with the written agreement of the other Parties to this Agreement, no Party shall accept any liability, compromise any claim or act in any other manner which is or which might be prejudicial to pursuit or opposition and defense of any claim, action or demand.

5.5 <u>Indemnities</u>

Each party (in such capacity, an "Indemnifying Party") agrees to indemnify and hold harmless the other Parties and their respective officers, **Directors**, **Shareholders**, agents, and employees, (in such capacities collectively "**Indemnified Parties**" and individually an "Indemnified Party") from and against any and all claims, demands, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) reasonably incurred by such Indemnified Parties in connection with each and all of the following:

(a) any breach of any representation or warranty made by an Indemnifying Party in this Agreement; and / or

(b) The breach of any covenant, agreement or obligation of such indemnifying Party contained in this Agreement.

5.6 <u>Survival of Indemnities</u>

The Agreement of indemnity set forth in this Agreement shall survive the termination of this Agreement and the dissolution of the **Wiser AVEC Power Corporation** for a period of 3 (three) years.

5.7 **Additional Provisions**

This Agreement shall be subject to the protocol and terms set forth in **Schedule 4**, which is incorporated herein and made part of this Agreement by this reference.

SECTION 6 - Covenants, Representations and Warranties

6.1 General

For the purposes of this **Section**, each party covenants and makes representation on behalf of itself, the covenants and representations herein will, where indicated, survive closing or the termination of this Agreement, as the case may be.

6.2 Covenant Not to Compete

(a) Subject to paragraph (c) below, each party hereby agrees that it will not, directly or indirectly (whether through any partnership, or through any trust of which it is a trustee or beneficiary, or through a corporation or other association in which it has any interest, legal or equitable, or in any other manner), engage in any business within the territory that is competitive with the objectives of the **Wiser AVEC Power Corporation**.

(b) Each Party acknowledges that damages are an inadequate remedy for any breach of the covenant not to compete with the **Wiser AVEC Power Corporation** and that either Party shall where or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions or restraining orders with or without bond or other security upon actual or threatened breach of such covenant.

(c) Each Party acknowledges that the other Party may have long-held associations with other companies in the Territory in connection with, products and services outside the scope of this Agreement. The Parties agree that nothing herein shall be deemed in any way to effect or alter such associations. Each Party acknowledges that it has been advised of the other Party's existing business operations, agencies and other interests in the Territory, and that it has no objection to the other Party continuing to trade through such existing arrangements, notwithstanding the incorporation of the **Wiser AVEC Power Corporation**. The Parties agree that they will not file any claim, proceeding or demand in connection with any such existing relationship.

6.3 **Confidentiality**

(a) No Party shall make any public statement regarding the formation of the **Wiser AVEC Power Corporation** or this Agreement without the prior written consent of the other Party.

(b) For the purposes of this **Section** 7.3 "Confidential Information" means all and any information, whether oral or written that is furnished by one Party to the other whether provided before or after the date of this Agreement and which is either confidential proprietary, or otherwise not generally available to the public, as well as any reports, analyses, compilations, date studies, or other documents developed or prepared by that party.

(c) The Parties covenant that they will take all reasonable steps to prevent their employees officers, Directors agents and advisors from disclosing, using or in any way communicating confidential information to any third party not being a Party to this Agreement, without the prior written approval of the other Party

(d) Notwithstanding the foregoing, the following will not constitute confidential information for purposes of this Agreement: (a) information which is or becomes generally available to the public other than as a result of a breach of covenant by a Party; (b) information which was already known to a party or Parties prior to being imparted or available to a Party or Parties; and (c) information which is imparted to, or becomes known to any Party to this Agreement where such third party is not itself in breach of a confidentiality obligation in divulging the information.

(e) These covenants of confidentiality will survive the termination of this Agreement and dissolution of the **Wiser AVEC Power Corporation**.

6.4 **Consents**

Each party covenants that it will diligently and in good faith use its best efforts to obtain before and after Closing all consents, approvals, waivers and permits with respect to this Agreement and from any person, entity, administrative or governmental authority whose consent, approval is required.

6.5 **Representations and Warranties**

Each Party to this Agreement hereby represents and warrants to each other that each of the following statements is true and correct as of the date hereof and will remain true and correct until further notice.

(a) That it is an organization which validly exists under the laws of the jurisdiction of its organization and has all the requisite corporate power and authority to execute and deliver this Agreement and to carry on its business as now being conducted, and that it is in good standing with or duly registered with the appropriate authorities in each

jurisdiction in which the nature of business conducted by it requires it to be qualified to do business;

(b) That once it has been executed and delivered by each Party, this Agreement will constitute a valid and binding obligation of such Party.

(c) That the execution and delivery of this Agreement by such Party and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with any material agreement, indenture or other instrument to which such Party is a Party or by which such Party is bound, and judgment decree, order or award of any court, government body or arbitrator applicable to such Party, any law rule, or regulation applicable to such Party, or such Party's Articles of incorporation or Association or other corporate charter documents.

SECTION 7 – Closing

7.1 __Conditions Precedent to Closing__

(a) The Parties shall have to apply for all material, governmental and regulatory licenses, approvals, waivers and permits on or prior to 30 days after closing;

(b) No material adverse change shall have occurred in the business or assets of any Party to this Agreement which would prevent or hinder that Party's ability to comply with its obligations under this Agreement.

(c) No law or regulation shall have been enacted or introduced and no judgment order ruling or decree of any court arbitrator or other judicial or administrative or governmental authority shall have been made which would restrain or otherwise prohibit any of the transactions contemplated by this Agreement or the ability of any Party to comply with their obligations under this Agreement; and

(d) Wiser and AVEC shall have subscribed for their initial stated shares in the **Wiser AVEC Power Corporation** information and shall have deposited the necessary initial funds, documentation or collateral to pay for such shares as required under this Agreement.

7.2 __Closing__

(a) Closing shall take place at the office of Wiser, P.O Box 5254, Ras Al Khaimah, UAE, no later than April 3, 2006.

(b) Closing shall be deemed to have been completed upon the execution and delivery, by the individual Parties, of this Agreement, inclusive of the **Wiser AVEC Power Corporation**'s Articles and the Parties

completing the first foundation meeting of the **Shareholders**, to be held in conjunction with the events of closing.

SECTION 8 - Termination of the Agreement

8.1 __Termination Events__

This Agreement shall terminate in accordance with the following;

(c) automatically and immediately upon the dissolution of the **Wiser AVEC Power Corporation** by mutual written agreement of the Parties;

(d) automatically and immediately upon the occurrence of any event of insolvency in relation to any of the Parties to this Agreement or the **Wiser AVEC Power Corporation**; and

(e) By mutual agreement to terminate.

8.2 __Right to Termination__

This Agreement may be terminated by either Party by serving thirty days notice to the other Party if such other Party is in a material breach to this Agreement, Articles or applicable laws.

8.3 __Rights upon Termination__

Except for the continuation of Clauses 5.5, 6.3 and 11.10;

(a) If this Agreement is terminated in accordance with clause 8.1 (c) above prior to or on the closing date then is shall be null and void and of no further effect. The Parties will cooperate in the return of any monies owing to any Party and will be equally responsible for the payment of any debts costs or expenses outstanding as a result of closing not taking place;

i. If this Agreement is terminated in accordance with Clause 10.1 (a) above or Clause 10.1 (c) above after the Closing date, then it shall be null and void and of no further effect, and the Parties will proceed to dissolve the **Wiser AVEC Power Corporation** in accordance with the provisions of **Section 11** below.

ii. If this Agreement is terminated in accordance with clauses 10.1(b) or 10.2 below, then a transfer will be deemed to have been notified and the provisions of **Section 4** of this Agreement shall apply. If the Non-Selling **Shareholder** elects not to (or otherwise cannot) exercise its Right of First Refusal purchase the offered share this Agreement shall become null and void and of no further effect and the Parties proceed to dissolve the **Wiser AVEC Power Corporation** in accordance with the provisions of **Section 10** below.

8.4 **Restructuring of WISER**

Notwithstanding anything in this Agreement to the contrary, any initial restructuring of **WISER** (including without limitation into another form of legal entity) or any assignment to an affiliate by **WISER** (i) shall not be an event of termination and (ii) shall not be a transfer under **Section 4**; and both Parties shall take all such actions as may be necessary to assign **WISER's** rights, interests and obligations in its shares and/or this Agreement and/or the **Wiser AVEC Power Corporation** to any successor or assignee of **WISER**, as a the case may be.

8.5 **Restructuring of AVEC**

Notwithstanding anything in this Agreement to the contrary, any initial restructuring of **AVEC** (including without limitation into another form of legal entity) or any assignment to an affiliate by **AVEC** (i) shall not be an event of termination and (ii) shall not be a transfer under **Section 4**; and both Parties shall take all such actions as may be necessary to assign **AVEC's** rights, interests and obligations in its **shares** and/or this Agreement and/or the **Wiser AVEC Power Corporation** to any successor or assignee of **AVEC**, as a the case may be.

SECTION 9 - Dissolution of the Wiser AVEC Power Corporation

9.1 **Dissolution**

When dissolution has been called for by any party, or is rendered necessary by any act, request or order of any administrative, governmental body exercising such jurisdiction over the **Wiser AVEC Power Corporation**, the **Wiser AVEC Power Corporation** will be liquidated and dissolved as soon as possible in accordance with the then applicable laws of **Ras Al Khaimah** and the **UAE**, the Parties agree to cooperate fully and in good faith in he liquidation of the **Wiser AVEC Power Corporation** and to make a true just and accounting of all matters relating to the **Wiser AVEC Power Corporation**.

9.2 **Assets**

After all the debts of the **Wiser AVEC Power Corporation** have been paid and discharged any remaining assets shall be distributed in cash or in kind to the Parties pro rata with each such party's respective ownership of the equity capital of the **Wiser AVEC Power Corporation**. Following distribution of all of the assets of the **Wiser AVEC Power Corporation**, the **Wiser AVEC Power Corporation** shall be dissolved and shall cease to exist.

SECTION 10- Force Majeure

10.1 **No Breach**

Neither party will be liable to the other for any delay or failure of performance of its obligations under this Agreement if and to the extent that such delay or failure is due to any circumstance which is beyond its reasonable control and without the fault or negligence of the party affected. Including but not limiting any of the foregoing, any failure or delay caused by war, rebellion, sabotage or riots, floods, unusually severe weather that could not reasonably have been anticipated, fires explosions or other catastrophes, lockouts, strikes or any other concerted acts of workmen, shipwreck or any other occurrences which are not within the control of the party affected and which that party is unable to avoid or prevent by the exercise of reasonable diligence (herein called " Force Majeure").

10.2 **Notification**

The party affected by any of the conditions set forth in the foregoing Article will promptly notify the other Party of:

(a) the commencement and likely effect on the fulfillment of the obligations of the party affected as well as on the expected duration of the Force Majeure conditions and;

(b) their termination and actual effect on the fulfillment of the obligations of the party affected as well as on the actual resumption of the fulfillment of the obligations of the prevented by such condition from giving prompt notice of the Force Majeure to the other party it shall give such notice promptly after conditions preventing it shall have ceased to exist.

10.3 **Meeting**

In the event the conditions set forth in clause 11.1 extend for a continuous period of two (2) months, both Parties will meet and agree upon appropriate, fair and equitable action to safeguard the implementation of this Agreement as possible under the circumstances them preventing their respective interests in connection therewith, the Parties may also come to agreement to terminate the Agreement and the Wiser AVEC Power Corporation earlier;

SECTION 11- Miscellaneous Provisions

11.1 **Notices**

All notices requests demands and other communications hereunder shall be in writing in English language and shall be (i) personally delivered or (ii) transmitted by registered post, fax or email to the Parties as follows (as elected by the party giving such notice, request, demand or any other communication);

Wiser:	Chief Executive Officer, Wiser, PO Box 5254, Ras Al Khaimah, United Arab Emirates.
AVEC:	President and CEO Dr. Raymond Brouzes, 1607 NE 41st Avenue Portland, OR 97232-1808, USA

The effective date of any notice, demand request or other communication shall be deemed to be (i) the date of receipt if delivered personally or by registered post or (ii) the date of transmission if transmitted by fax.

11.2 **Complete Agreement**

This agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings. The Parties acknowledge that the required form and content of the Articles may be determined by the relevant UAE authorities.

11.3 **Interpretations**

The captions and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4 **Severability**

Any provision of this Agreement that is invalid, illegal, or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof or thereof in such jurisdiction or rendering that that or any other provision of this Agreement or Schedule invalid, illegal or unenforceable in any other jurisdiction.

11.5 **Language**

This agreement been prepared in the English language, which shall be the legal and binging version; provided however, that the Arabic text of the Articles Filed with authorities in the UAE shall be the legal and binding version of the Articles.

11.6 **Amendments and Waiver**

This Agreement may be altered modified or amended or any provision hereof waived, only by a written instrument duly executed by each of the Parties.

11.7 **Dispute Resolution**

Any difference or dispute, which may arise between the Parties with regard to the interpretation of to the interpretation of this Agreement or part thereof or as to the rights liabilities of either party or any other matter this Agreement or part thereof as to the rights or liabilities of ether party or any other matter or thing relating to this Agreement that cannot be resolved amicably by the Parties shall be resolved by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber Of Commerce (the "ICC") in London U.K, before a panel of three arbitrators, one appointed by each party and one chosen by the ICC Judgment may include costs and attorneys fees and may be entered in any court of competent jurisdiction, such arbitration shall be conducted in the English language and all monetary awards shall be in U.S. Dollars.

11.8 **Calendar**

All references to months or years herein shall be deemed references to Gregorian months and years.

11.9 **Third Party Rights**

For the avoidance of doubt, this Agreement is not intended to confer any legally enforceable right on any person other than the Parties, their successors in title and their assignees.

11.10 **Assignment**

Neither party shall be permitted to assign, novate or sub-contract this Agreement without the prior written consent of the other party such consent not to be unreasonably withheld or delayed.

IN WITNESS WHEREOF this agreement has been signed by the duly authorized representatives of the Parties on the above-mentioned date.

(Inclusive of all schedules)

SIGNED AND EXECUTED ON BEHALF OF WISER	SIGNED AND EXECUTED ON BEHALF OF AXIAL VECTOR ENGINE CORPORATION
CEO:..............................	PRESIDENT:..............................
WITNESS:..............................	WITNESS:..............................

SCHEDULE 1

MEMORANDUM AND ARTICLES OF INCORPORATION

(To be finalized within one month)

SCHEDULE 2

AUTHORITY AND DECISION POWERS

The following entities shall have power and authority to take the following decisions, strictly in accordance with the terms of the Agreement and applicable law

Part A – Decisions reserved for the **Shareholder** – requires 67% vote to carry motion

(1) issuance of the share capital in the **Wiser AVEC Power Corporation** and statutory reserve fund and other general reserves, in addition to the approval of and subscription of cash calls requested by the **Board**; (2) amendment of the share capital or share value of the **Wiser AVEC Power Corporation**; (3) the transfer of or disposition of shares in the **Wiser AVEC Power Corporation**, including to new **Shareholders**, pursuant to **Section 4**; (4) appointment of the **Wiser AVEC Power Corporation**'s auditors; (5) amendment of the Articles or this Agreement; (6) purchase sale or disposal of assets with an aggregate value, for each such transaction, in excess of US $250,000 per financial year, per financial year; (7) incurring debt in excess of US $500,000 per financial year; (8) issuing guarantees or indemnities on behalf of the **Wiser AVEC Power Corporation** of a value in excess of US $ 1,000,000 per financial year; (9) approval of annual reports, operating and financial results of the **Wiser AVEC Power Corporation** and the report of the **Wiser AVEC Power Corporation**'s auditors; (10) dismissal or replacement at will without unanimity of the report of the **Wiser AVEC Power Corporation's** auditors; (11) dismissal or replacement at will without unanimity of its own nominated **Directors** (expect the **General Manger** and the Finance Manager); (12) dismissal or replacement of the **General Manger** and the finance manager; (13) liquidation and dissolution of the **Wiser AVEC Power Corporation**; (14) confirmation of the **Board** 's proposal for the distribution of profits to the **Shareholder**; (15) deciding the frequency of distribution of profits; (16) fixing the annual remuneration of the **Directors**; (17) conducting and settling a dispute resolution process on behalf of the **Wiser AVEC Power Corporation** of value in excess of US $1,000,000; (18) deciding on an expansion of the Territory and approving branch offices (under Article 2.1 (b)); (19) approval of transfers under Article 8.2(d); and (20) extending the term of the **Wiser AVEC Power Corporation**.

Part B – Decisions reserved for the Board - requires 67% votes to carry motion

(1) the direction and management of the **Wiser AVEC Power Corporation's** activities; (2) preparation of the **Wiser AVEC Power Corporation**'s annual balance sheet and profit and loss account; (3) proposing the distribution of profits to the **Shareholder**; (4) formulating an annual overall business and account plans and policies aimed at achieving the objects of the **Wiser AVEC Power**

Corporation; (5) approval of an annual financial plan and administrative programs; (6) approval of rules concerning the operations of the **Wiser AVEC Power Corporation** and making of all necessary or proper decisions to mange and staff the **Wiser AVEC Power Corporation**; (7) extending the scope of the **Wiser AVEC Power Corporation**'s for issuing cash to the **Shareholder**; (8) approval of annual budget; (9) selection of an Appraiser; (10) confirming the appointment and removal of the **General Manger** and Finance Manager; (11) issuing, altering and withdrawing the General Manger's power of attorney; (12) letting contracts (including notifying and passing resolutions regarding the preferential treatment of **Shareholder**); (13) obtaining and maintaining all corporate registrations required by applicable law; (14) exercising its rights under Article 241 of the companies law; (15) in the course of the **Wiser AVEC Power Corporation**'s business entering into any mortgage, transfer or other disposition of all or substantially all of the **Wiser AVEC Power Corporation's** assets subject to the limits set out below; (16) creating or liquidating subsidiaries and branches of the **Wiser AVEC Power Corporation**; (17) undertaking a reorganization (merger, accession, division, separation, transformation) of the **Wiser AVEC Power Corporation's**; (18) purchasing, selling or disposing of assets with an aggregate value, for each such transition, not in excess of US $250,000 per financial year; (29) incurring debit not in excess of US $500,000 per financial year; (20) issuing guarantees or indemnities on behalf of the **Wiser AVEC Power Corporation** of a value not in excess of US $1,000,000 per financial year; (21) conducting and selling a dispute resolution process on behalf of the **Wiser AVEC Power Corporation** of value not in excess of US $1,000,000; (22) deciding on whether Conveyed Assets are commercially under-utilized; and (23) deciding on any matters approved by the **Shareholders** under Part A above.

Part C – Decisions reserved for the Legal Counsel

Ensuring that all **Wiser AVEC Power Corporation** records be maintained and secured at all times, and (2) exercising the power and authority bestowed on him in any valid power of Attorney or resolution of the **Board** granted by the **Wiser AVEC Power Corporation** in his favour from time to time.

Schedule 3

General Manager's Power of Attorney

This power of attorney is made on the ---- day of ---- 2003 by ---- (the "**Wiser AVEC Power Corporation**") a Limited Liability **Wiser AVEC Power Corporation** registered with commercial registration No. ( )

1. The **Wiser AVEC Power Corporation** hereby grants to --- , a --- national holding passport no. --- (the "Attorney"), a power of attorney by means of which the Attorney is authorized in his capacity as **General Manager** of the **Wiser AVEC Power Corporation**, to carry out all acts reasonably necessary in order to fulfill the following objects and take such actions within the powers hereby granted as may be required to cause the **Wiser AVEC Power Corporation** to carry on its business, including compliance by the **Wiser AVEC Power Corporation** with its obligations under any agreement between the **Wiser AVEC Power Corporation's Shareholders** and a third party.

   subject to internal **Wiser AVEC Power Corporation** accounting procedures approved by resolutions of the **Board of Directors** adopted from time to time, incur indebtedness on behalf of the **Wiser AVEC Power Corporation.**

   to the extent included in the approved annual budget of the **Wiser AVEC Power Corporation;**
   or to the extent not included in the approved annual budget of the **Wiser AVEC Power Corporation** and not subsequently ratified by the **Board of Directors**, in an amount not in excess of two hundred thousand Dirhams (Dhs. 200,000) (or its foreign currency equivalent) in aggregate in any single fiscal year,

   and for the purposes of this paragraph, the aggregate amount payable under any agreement for lease, hire, hire purchase on credit sale or conditional sale terms shall be deemed to be indebtedness incurred in the year in which such agreement is entered into,

   sell, transfer, or otherwise dispose of any asset (other than in the ordinary course of business), in any single transaction or series of transactions, where the net proceeds of such transaction or transactions do not exceed, in the aggregate one hundred thousand Dirhams (Dhs. 100,000) in any one fiscal year,

   execute on behalf of the **Wiser AVEC Power Corporation** any contract, arrangement, or commitment (and any variation, amendment, revocation, or termination thereof) with any person that is authorized by the **Board of Directors** or included in the approved annual budget, within the ordinary course of business of the **Wiser AVEC Power Corporation,**

   prepare or cause the preparation of the annual budget for the approval of the **Board of Directors,**

draw down on any borrowing of money approved by the **Board of Directors** and apply the proceeds for the purposes approved by the **Board of Directors**,

subject to internal **Wiser AVEC Power Corporation** personal policies approved by resolutions of the **Board of Directors** adopted from time to time, appoint any employee of the **Wiser AVEC Power Corporation**, remove any employee for just cause, and determine any employee's remuneration from time to time,

subject to internal **Wiser AVEC Power Corporation** accounting procedures approved by resolutions of the **Board of Directors** adopted from time to time operate all bank accounts of the **Wiser AVEC Power Corporation** either on sole signature or on joint signature together with such other signatories as approved by resolutions of the **Board of Directors**,

represent the **Wiser AVEC Power Corporation** for governmental or other regulatory purposes, and delegate such right of representation to employees of the **Wiser AVEC Power Corporation** under powers of attorney or other from of authorization,

take such actions as may be required to cause the **Wiser AVEC Power Corporation** to comply with the statutory formalities under the UAE commercial companies law and other applicable statues,

prepare for review and approval by the **Board of Directors** policies for the operation and management of the **Wiser AVEC Power Corporation**,

commence dispute resolution proceedings against any person (other than a **Shareholder**) where the aggregate amount in dispute is not more that five hundred thousand Dirhams (Dhs. 500,000) and settle or compromise any claim against the **Wiser AVEC Power Corporation** where the aggregate amount of such settlement or settlements or compromise is not more than one hundred thousand Dirhams (Dhs 100,000) in each instance in any one fiscal year,

except with respect to the **Wiser AVEC Power Corporation's** auditor, and subject to the limitations set forth herein, retain such professional consultants and advisors as may be reasonably required for the **Wiser AVEC Power Corporation** and in carrying out its business,

carry out such other tasks and responsibilities as directed by resolutions of the **Board of Directors** adopted from time to time,

2) This power of attorney may be revoked at any time by written notice from the **Wiser AVEC Power Corporation** to the attorney.

iii) **The Wiser AVEC Power Corporation** declares that the attorney is its true and lawful attorney for each of the purposes and all of the powers, authorities and discretions declared and grated herein. All acts performed by the attorney under this power of attorney shall be final and binding upon the **Wiser AVEC Power Corporation.**

In witness whereof this power of attorney is executed as follows:

Schedule 4

Business Principles:

The purpose of this Joint Venture Agreement between **AVEC** and **Wiser** is to engage in the distribution of **Axial Vector™** engines, **Axial** Flux Generators, and **Axial Vector™** engine hydraulic and pneumatic pumps for non-military commercial applications. The JV shall purchase **Axial Vector™** engines, Gen Sets and other specific **AVEC** products and technologies at the expense of the JV for resale, distribution, service and support within its territory. The purchase price of products for commercial markets shall initially be from AVEC or an AVEC licensed manufacturer at a price not to exceed "manufacturing costs plus 15%."

The JV shall be responsible for direct distribution and service of the **AVEC** manufactured products and/or for the identification and selection of distributors and service agencies for the territory. The JV shall work to identify new commercial application opportunities for the **AVEC** technology in the territory and shall install and provide field application services to customers in the territory as an integrated service solution provider.

The JV shall participate in certain research and development project undertaken by the "AVEC Center of Excellence for Propulsion and Power Generation."

AVEC and APS will retain all rights and control over the digital signal processor (encoded DSP core processor and firmware) utilized with the **Axial Vector™** engine. The technology, intellectual property and other rights associated with the digital signal processor are not part of this Agreement.

AVEC shall issue a license allowing the Wiser AVEC Power Corporation JV to distribute, sell and service **AVEC** products to commercial, non-military markets directly or indirectly via distributors or agents. **AVEC** shall further assist in the identification and recruitment of skilled and experienced professionals to assist in the management of the JV in setting up multilevel sales and distribution networks as appropriate at the expense of the **JV**. **AVEC** will further grant the JV initially the right to distribute, sell and service **AVEC** based technology products in the following specific applications:

1. Gen Sets (**Axial Vector™** engine and Axial Flux high power density Generator and Inverter).

2. **Axial Vector™** engines for maritime vessels and pleasure craft.

3. **Axial Vector™** engines for miscellaneous utilities such as single and multi-stage water pumps, hydraulic pumps and pneumatic pumps. Engine applications shall exclude the use as automotive and truck engines in the non-military, commercial sector.

4. Locate and establish Beta test sites for the Gen Sets (by July 2006).

5. Locate and establish possible Beta test site for diesel-electric Hybrid power-train during 2007.

WISER SHALL:

1. Establish, in consultation with its JV Partner, and meet a "minimum" performance for its Territory
2. Provide suitable office facilities which the JV shall rent for market price
3. Provide facilities and infrastructure required to distribute, sell and service **Axial Vector** engines and products at the expense of the JV
4. Provide overall local management, staff and workforce to include administration, manufacturing and marketing / sales in consultation with **AVEC** at the expense of the JV
5. Provide Corporate Governance with **AVEC** having budgetary review and approval as a JV partner

TERRITORY:

1. The JV Territory shall immediately consist of the countries of the Gulf Cooperation Council (GCC), specifically: Saudi Arabia, Kuwait, Bahrain, Qatar, the **United Arab Emirates**, and the Sultanate of Oman. **AVEC** shall waive the usual one million dollar License Fee per country in this Territory.

R&D COLLABORATION

1. Wiser has expressed interest to participate in R&D in new technologies that will further enhance the quality and skills of JV employees as part of a developmental program. **AVEC** welcomes this opportunity to collaborate on research projects, be they located in **UAE** or at the **AVEC** Center of Excellence for Propulsion and Power Generation in the USA. The JV can utilize the results of the joint research free of license fees in the licensed territory; however the IP shall be owned and protected by **AVEC**.
2. R&D activities on the **Axial Vector**™ engine for automotive applications and in the area of **Axial Vector**™ hybrid diesel-electric and hybrid multi-fuel-electric power train system and electric wheel motors for the hybrid vehicles are not include in the above Item 6.1.

3. **AVEC** sees a major and long-term global business opportunity in the electrification of many remote communities and developing countries using **Axial Vector**™ Gen Sets for the production of Locally Distributed Power using **AVEC's** high torque, high energy efficient **Axial Vector**™ engine and the high power density of its **Axial Flux** generator. A new JV or a JV spin-off could be created and dedicated to the generation, selling and distribution of electric power to private homes, residential estates, industry, business, offices, schools, etc., that

require a reliable and cheaper source of power. This could be managed directly or indirectly through power utilities installed and maintained by the JV. Operations and royalties calculated on a specified percent of the value of the power generated could be monitored at distance using "sat com" systems.

4. **AVEC** and **Wiser** agree to collaborate in expansion to the above applications.

Schedule 5

DEFINITIONS

In addition to those terms defined in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

"**Agreement**" shall mean this agreement together with any **Schedules** hereto.

"**Articles**" shall mean the mamorandum and Articles of incorporation in the form set forth in **Schedule** 1.

"**Board** " shall mean the **Board of Directors** of **Wiser AVEC Power Corporation**.

"**Closing**" shall mean the actions taken to effect the transactions contemplated herein and specifically described in **Section** 8.

"**Closing Date**" shall mean the date on which the closing is completed pursuant to the terms of **Section** 8.

"**Companies Law**" shall mean UAE Federal Law No. 8 of 1984 of Commercial Companies and it is amendments.

"**Event of Insolvency**" shall mean, in relation to any party or to the **Wiser AVEC Power Corporation**:

a) The filing of a petition in voluntary bankruptcy or liquidation which is not dismissed within 90 days of being filed;

b) The making of a general assignment for the benefit of creditors

c) The filing by a creditor or other party of an involuntary petition in bankruptcy which is not dismissed within 90 days;

d) The consenting to the appointment of a receiver(s) or trustee(s) or liquidator(s) for the **Wiser AVEC Power Corporation** with respect to all or any substantial part of the property of party of the **Wiser AVEC Power Corporation** under any applicable law or regulation;

e) The filing of a petition or answer seeking reorganization, readjustment, arrangement, composition or similar relief under applicable bankruptcy laws;

f) The admission in writing by any party or the **Wiser AVEC Power Corporation** of its inability to settle its debts generally as they become due; or

g) The appointment by a court of competent jurisdiction of any receiver, trustee of liquidator upon the application of any person with respect to all or any substantial part of the property of a party or the **Wiser AVEC Power Corporation** under any applicable law or regulation.

"**IAS**" shall mean International Accounting Standards.

"**Material Default**" shall mean the failure of any party to fulfill any material obligation under this agreement, which material obligation is not remedied within sixty (60) days following the delivery to such party by another party of written notice of such failure.

"**Net Value**" shall mean the **Shareholders**, equity inclusive of stated capital, paid in surplus, statutory capital reserves, other general reserves, and retained earnings (as determined under IAS), as the same are based on the financial statements of the **Wiser AVEC Power Corporation** (as defined under IAS).

"**Net Present Value**" shall have the definition attributed to such phrase under IAS.

"**Non-Statutory Director**" shall mean an individual appointed to the **Board** in a purely advisory capacity and not entitled to vote at **Board** meetings.

"**Purchase Price** " shall mean a price equal to; (i) the Net Value of the **Wiser AVEC Power Corporation** plus (ii) the Net Present Value calculated for the ten- year period beginning from the end of the most recent fiscal year of the **Wiser AVEC Power Corporation** until the expiry of the duration of the **Wiser AVEC Power Corporation.**

"**Shareholders**" shall mean **WISER** and **AVEC** and shall, where the context permits, include their successors and assigns.

"**Territory**" shall mean the **UAE**, the countries of the **GCC**.